Exhibit 99.1

AMERICREDIT APPOINTS TWO NEW INDEPENDENT DIRECTORS

FORT WORTH, Texas June 2, 2003 – The AmeriCredit Corp. (NYSE:ACF) Board of Directors has approved the appointment of two new independent directors, effective immediately. The new board members are John R. Clay and Gerald J. Ford.

Mr. Clay was chief executive officer of Practitioners Publishing Company, Inc., a leading publisher of accounting and auditing manuals for CPA firms, from 1979 to 1999. He also served 12 years in public accounting – first with Ernst & Ernst and later as a partner with Rylander, Clay & Opitz. Mr. Clay is a certified public accountant and has authored several accounting articles and financial publications. He graduated from Louisiana Tech University with a Bachelor of Science in accounting.

Mr. Ford was chairman of the board and chief executive officer of Golden State Bancorp Inc., prior to its acquisition by Citigroup. He is board chair of Liberté Investors Inc., an investment firm. He previously led several other major financial institutions. Mr. Ford earned two degrees from Southern Methodist University — a Bachelor of Arts in economics and a Juris Doctor from the School of Law – and is now chairman of the SMU board of trustees.

“We’re delighted to add professionals of this caliber to our board of directors,” said AmeriCredit Chairman and CEO Clifton H. Morris Jr. “They are both well respected and extremely qualified, and I’m confident they will do an outstanding job for our shareholders and our company.”

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About AmeriCredit

AmeriCredit Corp. is one of the largest independent middle-market auto finance companies in North America. Using its branch network and strategic alliances with auto groups and banks, the company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and over $15 billion in managed auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

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